EXHIBIT 99.1
         MEDIA INFORMATION
Sales and Marketing
5751 Transit Road, East Amherst, NY 14051

IMMEDIATE RELEASE
Lake Shore Bancorp Appoints Taylor Gilden as Chief Financial Officer; Names Rachel Foley Chief Operating Officer

Taylor Gilden (left) and Rachel Foley (right)

Dunkirk, NY, August 2, 2023 –Lake Shore Bancorp, Inc. (the “Company”), its wholly-owned subsidiary, Lake Shore Savings Bank (the “Bank”), and Lake Shore, MHC (the “MHC”), appointed Taylor Gilden as Chief Financial Officer (“CFO”) and Treasurer and Rachel Foley as Chief Operating Officer (“COO”) of the Company, the Bank, and the MHC. In these roles, Mr. Gilden will be responsible for the organization’s financial and risk management and reporting while Ms. Foley will be responsible for deposit and retail loan operations. Mr. Gilden and Ms. Foley will work closely together to strengthen and enhance the organization’s finance, operations, and service capabilities. Both appointments were effective August 1, 2023.

“Taylor is a natural leader with great charisma and a deep knowledge of the Banking industry. His expertise in financial management, analytics, and reporting will serve the organization well as we reposition for success,” said Kevin Sanvidge, Chairman of the Company. “We look forward to Rachel’s appointment as COO to add great value to the operations of the organization given her significant institutional and industry knowledge.”

“We are excited to have Taylor join the organization’s executive team with his strategic experience in financial performance, risk management, and mergers and acquisitions. Beyond his impressive credentials, Taylor will be instrumental in leading our Finance team and organization to future success,” said Kim Liddell, President and CEO of the Company. “With decades of combined experience, Taylor and

         MEDIA INFORMATION
Sales and Marketing
5751 Transit Road, East Amherst, NY 14051

Rachel’s respective appointments will enhance the breadth and depth of our executive team as we look to the future.”

Mr. Gilden joined the Bank in June 2023 as Chief Strategy Officer and brings with him more than a decade of experience in Banking and Finance. Mr. Gilden earned both a Master of Science in Finance and a Bachelor of Science in Accounting from American University in Washington, D.C. He was named a Maryland Bankers Association (“MBA”) Emerging Leader Champion in 2020.
Since joining the Bank in 1999, Ms. Foley has held a variety of positions including Controller and most recently served as the MHC, Company, and Bank’s Chief Financial Officer and Treasurer. She earned her MBA from the State University of New York at Buffalo and a Bachelor of Science in Economics from Allegheny College.

About Lake Shore Savings Bank
Lake Shore Bancorp, Inc. (NASDAQ:LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County and six locations in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.
Additional information about the Company is available at www.lakeshoresavings.com.
For more information, contact:
Mike Hickok, Marketing Director
Phone: (716) 366-4070, extension 0804